Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-111860) of Cascade Corporation of our report dated June 10, 2005 relating to the financial statements and schedule of Cascade Corporation Savings and Investment Plan, which appears in this Form 11-K for the year ended December 31, 2004.

PricewaterhouseCoopers LLP

Portland, Oregon

June 27, 2005